Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our reports incorporated by reference herein dated October 17, 2007 on the financial statements of the Mundoval Fund dated as of August 31, 2007 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the Mundoval Fund (SEC File No. 811-21596 and 333-116723).

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

December 26, 2007